Exhibit 4.2

MORTGAGE CERTIFICATE PURCHASE AGREEMENT

THIS MORTGAGE CERTIFICATE PURCHASE AGREEMENT (the “Agreement”) is made as of February 27, 2009 between Banc of America Securities LLC, a Delaware limited liability company (the “Seller”), and Banc of America Funding Corporation, a Delaware corporation (the “Depositor”).

W I T N E S S E T H

WHEREAS, the Depositor desires to purchase from the Seller and the Seller desires to sell to the Depositor an approximate 12.02% Percentage Interest of Banc of America Funding 2006-D Trust, Class 5-A-2 Certificates (the “Mortgage Certificates”) set forth on Schedule A hereto, which was previously issued by the Banc of America Funding 2006-D Trust; and

WHEREAS, the Depositor intends to convey such Mortgage Certificates to Wells Fargo Bank, N.A., as trustee (the “Trustee”), under that certain Trust Agreement, dated February 27, 2009 (the “Trust Agreement”), by and between the Depositor and the Trustee, for the benefit of the holders of the Banc of America Funding 2009-R1 Trust, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-R Certificates (the “Certificates”) issued thereunder.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of the Mortgage Certificates.

(a) The Seller agrees to sell to the Depositor, and the Depositor agrees to purchase from the Seller, the Mortgage Certificates and all amounts payable thereon on or after the date hereof.

(b) On the Closing Date, as full consideration for the Seller’s sale of the Mortgage Certificates to the Depositor, the Depositor will deliver the Certificates to the Seller.

(c) Delivery, transfer and/or assignment of the Mortgage Certificates by the Seller to the Depositor and simultaneous delivery, transfer and/or assignment of the Certificates to the Seller, shall be made on the Closing Date.

(d) It is the intention of the Seller that the transfer and assignment of the Mortgage Certificates shall constitute a sale from the Seller to the Depositor and that such Mortgage Certificates not be a part of the Depositor’s property or estate for any purpose under state or federal law, including without limitation in the event of the insolvency of the Seller.  In the event the transfer and assignment of the Mortgage Certificates contemplated by this Agreement is deemed to be other than a sale notwithstanding the intent of the parties hereto, this Agreement shall be deemed to be and in such event hereby is the grant of a security interest from the Seller to the Depositor, and the Depositor shall have all the rights, powers and privileges of a secured party under the Uniform Commercial Code in effect in the applicable jurisdiction.  In such event, the Seller agrees to take such action and execute such documents as shall be necessary in order to fully realize the benefits of such secured party status, including, without limitation, powers of attorney, financing statements, notices of lien or other instruments or documents.

2. Conditions.

The obligations of the parties under this Agreement are subject to the following conditions:

(a) The representations and warranties contained herein shall be accurate as of the Closing Date; and

(b) On the Closing Date, counsel for the Depositor shall have been furnished with all such documents, certificates and opinions as they may reasonably request in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Seller, the performance of any of the obligations of the Seller hereunder or the fulfillment of any of the conditions herein contained.

3. Representations and Warranties.

(a) Each party hereby represents and warrants to the other party that (i) it is duly incorporated or organized, as the case may be, and validly existing as an entity under the laws of the jurisdiction in which it is chartered or organized, (ii) it has the requisite corporate power and authority to enter into and perform this Agreement, and (iii) this Agreement has been duly authorized by all necessary corporate action, has been duly executed by one or more duly authorized officers and, when executed by each of the parties hereto, constitutes the legal, valid and binding agreement of such party enforceable against such party in accordance with its terms, except as limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(b) The Seller further represents and warrants to the Depositor that (i) at the time of transfer, the Seller will be the sole owner of the Mortgage Certificates, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind created by the Seller, and upon the delivery, transfer or assignment of the Mortgage Certificates to the Depositor as contemplated herein, the Depositor will receive the Mortgage Certificates free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind created by the Seller, (ii) none of the execution, delivery or performance by the Seller of this Agreement shall (a) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Seller, or any material indenture, agreement, order, decree or other material instrument to which the Seller is a party or by which the Seller is bound, which conflict, breach or default would materially and adversely affect the Seller’ ability to perform its obligations hereunder or (b) violate any provision of any law, rule or regulation applicable to the Seller of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties, (iii) no consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Seller of this Agreement except such as have been obtained and are in full force and effect and (iv) the purchase by the Depositor of the Mortgage Certificates will not cause the Depositor to assume, and would not subject the Depositor to, any obligations or liability (other than immaterial non-payment obligations).

(c) The Seller further represents and warrants to the Depositor that the Mortgage Certificates constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.  Within 90 days of its discovery or its receipt of notice of a breach of this Section 3(c) or Section 3(b)(i), the Seller shall cure such breach in all material respects or shall repurchase the affected Mortgage Certificates from the Depositor at the Repurchase Price.

(d) The Seller further represents and warrants to the Depositor that at the time of transfer the Mortgage Certificates have a rating of at least “AAA” (or its equivalent) from at least one of  Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, a Division of The McGraw-Hill Companies, Inc., or DBRS, Inc. and are not subject to any downgrade watch in respect of such rating.

4. Limited Recourse to the Depositor and Non-Petition.

Notwithstanding anything in this Agreement to the contrary, all amounts payable or expressed to be payable by the Seller on, under or in respect of its obligations and liabilities under this Agreement shall be recoverable only from and to the extent of the net proceeds from the sale of the Certificates and upon final realization of such sums and proceeds, the Seller shall have no further liability and all claims in respect of such sums due but still unpaid shall be extinguished.  The Depositor agrees that its rights against the Seller under this Agreement are limited to the extent that it will not take any action or proceedings against the Seller to recover any amounts due and payable by the Seller to it under this Agreement except as expressly permitted by the provisions of this Agreement.  The Depositor further agrees that it will not petition a court for, or take any other action or commence any proceedings for, the liquidation or winding-up of the Seller or any other bankruptcy or insolvency proceedings with respect to the Seller until one year and one day (or such longer preference period) after the later to occur of repayment of all the Certificates or other satisfaction or extinguishment of all liability with respect thereto.  This provision shall survive the termination of this Agreement.

5. Representations and Indemnities to Survive.

The respective agreements, representations, warranties, indemnities and other statements of the Seller and the Depositor or their officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Seller or the Depositor or any of the their respective officers, directors or controlling persons, and will survive delivery of and payment for the Mortgage Certificates.

6. Amendments.

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by each of the parties hereto.

7. Communications.

Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:

to the Seller:	Banc of America Securities LLC 214 North Tryon Street Charlotte, North Carolina 28255 Attention: Scott Evans Facsimile Number: (704) 386-3215 Reference: BAFC 2009-R1

to the Depositor:	Banc of America Funding Corporation 214 North Tryon Street Charlotte, North Carolina 28255 Attention: Scott Evans Facsimile Number: (704) 386-3215 Reference: BAFC 2009-R1

or to such other address, telephone number or facsimile number as either party may notify to the other in accordance with the terms hereof from time to time.  Any communications hereunder shall be effective upon receipt.

8. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF A LAW OF A JURISDICTION OTHER THAN NEW YORK.

(b) Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding against the Depositor brought by the Seller or by any person who controls the Seller arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any New York court, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

9. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10. Definitions.

Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Trust Agreement.

11. No Assignment.

This Agreement may not be assigned in whole or in part by any party hereto without prior written consent of the other party hereto.

12. Entire Agreement.

This Agreement contains the entire agreement with respect to the rights and obligations of the parties hereto relating to the purchase and sale of the Certificates between the Seller and the Depositor.

13. Severability of Provisions.

If any one or more of the covenants, agreements, representations and warranties, provisions or terms of this Agreement shall be for any reason whatsoever held invalid in any jurisdiction, then, to the extent permitted by applicable law in such jurisdiction, such covenants, agreements, representations and warranties, provisions or terms shall be deemed severable from the remaining covenants, agreements, representations and warranties, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement, the Certificates or the rights of the holder thereof.

14. Successors.

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and their respective officers and directors and controlling persons and their successors and assigns, and no other person will have any right or obligation hereunder.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

BANC OF AMERICA SECURITIES LLC

By:  ________/s/ Scott Evans_________________
Name:    Scott Evans
Title:      Principal

BANC OF AMERICA FUNDING CORPORATION

By:  ________/s/ Scott Evans_________________
Name:    Scott Evans
            Title:      Senior Vice President

SCHEDULE A

Schedule of Mortgage Certificates

Issuer/Issuing Entity	Class	Certificate Balance	Percentage Interest	Underlying Pooling Agreement
Banc of America Funding 2006-D Trust	5-A-2	$20,124,786	12.02%	Pooling and Servicing Agreement, dated April 28, 2006, among Banc of America Funding Corporation, Wells Fargo Bank, N.A. and U.S. Bank National Association.

Schedule A-1